                                                                    EXHIBIT 99.1

                                [EPIMMUNE LOGO]
               5820 Nancy Ridge Drive, San Diego, California 92121
                   Phone: (858) 860-2500- Fax: (858) 860-2600


FOR FURTHER INFORMATION

AT EPIMMUNE:                  AT FINANCIAL RELATIONS BOARD:
Robert De Vaere               Lars Glassen                             Tricia Ross
VP, Finance & Admin.          General Information                      Investor/Analyst Information
& CFO                         (310) 854-8313                           (617) 520-7064
(858) 860-2500                lglassen@financialrelationsboard.com     tross@financialrelationsboard.com

FOR IMMEDIATE RELEASE
MAY 12, 2005

              EPIMMUNE REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

SAN DIEGO, MAY 12, 2005 - EPIMMUNE INC. (NASDAQ: EPMN) today announced its financial results for the first quarter ended March 31, 2005.

Revenue for the first quarter of 2005 was $1.8 million compared to $2.6 million in the first quarter of 2004. The decrease in 2005 was primarily due to a decrease in related party revenue, mainly as a result of lower milestone revenue than during the 2004 period when the Company received a milestone payment from its partner at the time, Genencor International, when Genencor filed an Investigational New Drug (IND) application for a Hepatitis B vaccine candidate on which the Company collaborated. Payments received from the Company's previous collaboration with Genencor, which owns an equity position in Epimmune, were recorded as related party revenue. In March 2004, Genencor assigned its rights under the collaboration agreement to Innogenetics. Innogenetics does not own an equity position in Epimmune and, therefore, is not a related party and reimbursements under the collaboration agreement are now recorded as contract revenue.

Research and development expenses increased to $2.7 million in the first quarter of 2005 from $2.4 million in the first quarter of 2004. The increase relates primarily to increases in subcontract and other outside costs incurred under grants and contracts from the National Institutes of Health (NIH) and to costs related to the Company's ongoing Phase II clinical trial in non-small cell lung cancer (NSCLC) patients which began in late 2004.

General and administrative expenses decreased to $0.5 million in the first quarter of 2005 from $0.7 million in the first quarter of 2004, primarily as a result of lower non-cash, stock based compensation charges during 2005. The Company also recorded $1.1 million in transaction expenses during the first quarter of 2005 associated with the proposed business combination with IDM. These expenses included investment banking advisory fees and accounting and legal fees.

Net loss for the first quarter of 2005 was $2.4 million, or $0.15 per basic and diluted share compared with a net loss of $0.5 million, or $0.04 per basic and diluted share for the same period in 2004.

During the quarter, cash and cash equivalents declined by $1.3 million to an ending balance of $5.7 million. Financial details appear in the accompanying schedules.

                                    - more -


Financial Relations Board serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and is receiving compensation therefor. The information contained herein is furnished for informational purposes only and is not to be construed as an offer to buy or sell securities.

Epimmune Inc.
Page 2 of 4


ABOUT EPIMMUNE INC.

EPIMMUNE INC., based in San Diego, is focused on the development of vaccines using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single vaccine candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic vaccine candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's prophylactic vaccine candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response without degrading product efficacy. For more information on Epimmune, visit www.epimmune.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT EPIMMUNE'S PROPOSED COMBINATION WITH IDM

Epimmune has filed a proxy statement concerning its proposed combination with IDM with the Securities and Exchange Commission (SEC). Investors and security holders are advised to read the proxy statement related to the proposed transaction because it contains important information related to the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Epimmune with the SEC at the SEC's website at http://www.sec.gov. The proxy statement and any other documents filed by Epimmune with the SEC may also be obtained free of charge from Epimmune by directing such request to Epimmune's Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.

INFORMATION CONCERNING PARTICIPATION IN EPIMMUNE'S PROXY SOLICITATION

Epimmune and IDM and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Epimmune with respect to the proposed transaction between Epimmune and IDM. Information regarding Epimmune's executive officers and directors is included in Epimmune's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004. This document is available free of charge at the SEC's website at http://www.sec.gov and from Epimmune at http://www.epimmune.com. Investors and security holders may obtain additional information about the interests of the respective executive officers and directors of Epimmune and IDM in the proposed transaction between Epimmune and IDM by reviewing the proxy statement related to the transaction filed with the SEC.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including statements regarding the potential closing of the proposed transaction between Epimmune and IDM and the expected advantages of combining Epimmune and IDM. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the possibility that the proposed transaction with IDM may not ultimately close for any of a number of reasons, including, but not limited to, Epimmune not obtaining shareholder approval of the transaction, the increase in its authorized capital or the reverse


                                    - more -

Epimmune Inc.
Page 3 of 4


split of Epimmune common stock; the possibility that IDM shareholders who have not become parties to the definitive agreement make an alternative bid regarding a transaction involving IDM to the IDM shareholders pursuant to rights under the shareholders agreement among the IDM shareholders and, if so, that the IDM shareholders accept that bid instead of the transaction with Epimmune; the possibility that NASDAQ will not approve the listing of the combined company's shares for trading on the NASDAQ National Market or that the combined company will not be able to meet the continued listing requirements after the closing of the transaction; that Epimmune will forego business opportunities while the transaction is pending; that prior to the closing of the proposed transaction, the business of the Company, including the retention of key employees, may suffer due to uncertainty; and even in the event the transaction is completed, that combining Epimmune and IDM may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that the parties may be unable to successfully execute their integration strategies or realize the expected benefits of the transaction. Additional factors that may cause actual results to differ materially include risks regarding whether the company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, risks associated with completing clinical trials of product candidates, the risks involved in the regulatory approval process for the company's product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the company will be sufficient to fund operations as planned, reliance on key employees, especially senior management; the uncertainty of the company's future access to capital; the risk that the company may not secure or maintain relationships with collaborators, and the company's dependence on intellectual property. These factors are more fully discussed in Epimmune's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2004, in the proxy statement concerning Epimmune's proposed business combination with IDM filed with the SEC on April 22, 2005, and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Epimmune Inc.
Page 4 of 4



                                  EPIMMUNE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                    (in thousands, except per share amounts)

                                                           Three months ended March 31,
                                                           2005                   2004
                                                         --------               -------
Revenues:
   License fees and milestones                            $   114               $    97
   Research grants and contract revenue                     1,719                 1,454
   Related party revenue                                       --                 1,026
                                                          -------               -------
Total revenues                                              1,833                 2,577

Costs and expenses:
   Research and development                                 2,686                 2,407
   General and administrative                                 467                   658
   Business combination transaction costs                   1,089                    --
                                                          -------               -------
Total costs and expenses                                    4,242                 3,065
                                                          -------               -------

Loss from operations                                       (2,409)                 (488)

Interest income, net                                           36                     4
Other expense, net                                             (5)                   (1)
                                                          -------               -------
Net loss                                                  $(2,378)              $  (485)
                                                          =======               =======
Net loss per share - basic and diluted                    $ (0.15)              $ (0.04)
                                                          =======               =======

Shares used in computing net
  loss per share - basic and diluted                       16,015                13,456
                                                          =======               =======

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                         March 31,            December 31,
                                                           2005                   2004
                                                          -------               -------
                                                        (unaudited)
ASSETS:
Current assets:
    Cash and cash equivalents                             $ 5,673               $ 7,006
    Other current assets                                    1,444                 2,888
                                                          -------               -------
Total current assets                                        7,117                 9,894

Restricted cash                                               354                   354
Property and equipment, net                                   962                 1,032
Patents and other assets                                    3,447                 3,527
                                                          -------               -------
Total assets                                              $11,880               $14,807
                                                          =======               =======

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities                                       $ 2,906               $ 3,481
Other liabilities                                             208                   210
Stockholders' equity                                        8,766                11,116
                                                          -------               -------
Total liabilities and
  stockholders' equity                                    $11,880               $14,807
                                                          =======               =======


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